EXHIBIT 1.1

[English Translation]

ARTICLES OF INCORPORATION

OF

MILLEA HOLDINGS, INC.

Chapter I. General Provisions

(Trade name)

Article 1. The Company shall be named “Kabushiki Kaisha Millea Holdings”, which in English shall be “Millea Holdings, Inc.”.

(Objectives)

Article 2. The objectives of the Company shall be to engage in the following businesses as an insurance holding company:

(1)	Management of non-life insurance companies, life insurance companies, specialized securities companies, foreign companies engaged in insurance businesses and any other company which is or may become a subsidiary of the Company in accordance with the provisions of the Insurance Business Law of Japan; and

(2)	Any other business pertaining to the foregoing paragraph 1.

(Location of Head Office)

Article 3. The Company shall have its Head Office in Chiyoda-ku of the Metropolis of Tokyo.

(Organs)

Article 4. The Company shall have the following organs:

1. Board of Directors;

2. Corporate Auditors;

3. Board of Corporate Auditors; and

4. Accounting Auditors.

(Method of giving public notices)

Article 5. The Company’s public notices shall be given by electronic means. However, in the event that electronic public notices cannot be provided due to an accident or other unavoidable circumstances, public notices shall appear in the newspaper The Nihon Keizai Shimbun, which is published in the Metropolis of Tokyo.

Chapter II. Shares

(Total number of shares authorized to be issued)

Article 6. The total number of the shares authorized to be issued by the Company shall be 6,830,000.

(Repurchase of its own shares)

Article 7. The Company may, by resolution of the Board of Directors, acquire its own shares pursuant to Article 165, paragraph 2 of the Corporation Law.

(Issuance of share certificates)

Article 8. The Company shall issue share certificates representing its issued shares.

(Additional purchase of fractional shares by holders of fractional shares)

Article 9. A holder of fractional shares may request the Company to sell to such holder such amount of fractional shares which will, when added together with the fractional shares held by the holder, constitute one share of stock.

2. The Company may decide not to accommodate a request made pursuant to the foregoing paragraph 1, if the Company does not hold any shares available for such sale.

(Share registrar)

Article 10. The Company shall have a share registrar.

2. The share registrar and its business office shall be appointed by resolution of the Board of Directors, and public notice shall be given thereof.

3. The preparation and keeping of the register of shareholders (which term, when used throughout these Articles of Incorporation, shall include the register of beneficial shareholders), the register of stock acquisition rights and the register of lost share certificates of the Company, and other businesses relating to the register of shareholders, the register of stock acquisition rights and the register of lost share certificates, shall be delegated to the share registrar and shall not be handled by the Company.

(Transfer agent of the register of fractional shares)

Article 11. The Company shall have a transfer agent with respect to its fractional shares.

2. The transfer agent and its business office shall be selected by resolution of the Board of Directors and public notice shall be given of such matters.

3. The register of holders of fractional shares of the Company shall be kept at the transfer agent’s business office. Entries, including entries by electronic means, in the register of fractional shares, purchases and sales of fractional shares and any other business relating to the Company’s fractional shares shall be handled by the transfer agent, and not by the Company.

(Share Handling Regulations)

Article 12. The denominations of share certificates to be issued by the Company, the making of entries, including entries by electronic means, in the register of shareholders, the register for fractional shares and the register of lost share certificates, purchases and additional purchases of fractional shares and any other proceedings concerning the Company’s shares and fractional shares, including the fees therefor, shall be governed by the Share Handling Regulations adopted by the Board of Directors from time to time.

(Record date)

Article 13. Shareholders having voting rights who appear in the register of shareholders, including those recorded by electronic means, as of the close of business on March 31 in each year shall be treated by the Company as the shareholders entitled to exercise rights at the ordinary general meeting of shareholders relating to the business year ending on that March 31.

2. In addition to the preceding paragraph, the Company may, by giving prior public notice in accordance with a resolution of the Board of Directors, treat the shareholders (or the registered pledgees on shares) appearing in the register of shareholders, including those recorded by electronic means, and/or the holders of fractional shares appearing in the register of fractional shares, including those recorded by electronic means, as of the close of business on a specified date as the shareholders (or the registered pledgees on shares) and/or the holders of fractional shares entitled to exercise rights in respect of specified matters.

Chapter III. General Meetings of Shareholders

(Convocation)

Article 14. An ordinary general meeting of shareholders shall be convened within three months after the end of each business year and an extraordinary general meeting of shareholders shall be convened whenever the necessity arises.

2. General meetings of shareholders shall be convened within any of the wards of the Metropolis of Tokyo.

(Chairmanship)

Article 15. Chairmanship of a general meeting of shareholders shall be assumed by the President. If the President is unable to act, one of the other Directors shall act as such chairman in the order previously fixed by resolution of the Board of Directors. If all the Directors are unable to act, the chairman shall be selected from among the shareholders present.

(Disclosure of reference materials for general meetings of shareholders, etc. via the Internet and deemed provision thereof)

Article 16. When convening a general meeting of shareholders, the Company may be deemed to have provided shareholders with necessary information that is required to be described or presented in reference materials for the general meeting of shareholders, business reports, non-consolidated and consolidated financial statements, if it is disclosed via the Internet in accordance with the Ministry of Justice Ordinance.

(Resolutions)

Article 17. Unless otherwise provided in laws or ordinances or in these Articles of Incorporation, resolutions of a general meeting of shareholders shall be adopted by a majority of voting rights of the shareholders present at the meeting who are entitled to vote.

2. Resolutions to be adopted pursuant to Article 309, paragraph 2 of the Corporation Law shall be adopted by not less than two-thirds of the voting rights held by shareholders present at the meeting who represent not less than one-third of the voting rights of the shareholders who are entitled to vote.

(Exercise of voting rights by proxy)

Article 18. A shareholder or his/her legal representative may exercise his/her voting rights through one proxy who shall be another shareholder of the Company entitled to vote.

Chapter IV. Directors and Board of Directors

(Number of Directors)

Article 19. The Company shall have not more than fifteen Directors.

(Election)

Article 20. Directors shall be elected at a general meeting of shareholders.

2. Resolutions for the election of Directors shall be adopted by a majority of the voting rights held by shareholders present at the meeting who represent not less than one-third of the voting rights of the shareholders who are entitled to vote.

3. The election of Directors shall not be by cumulative voting.

(Term of office)

Article 21. The term of office of Directors shall expire at the close of the ordinary general meeting of shareholders held in respect of the last business year that ends within one (1) year from their appointment.

(Remuneration, etc.)

Article 22. Remuneration, bonuses and any other financial interest provided to a Director by the Company as consideration for his/her performance of duties (hereinafter referred to as “remuneration, etc.”) shall be determined at a general meeting of shareholders.

(Representative Directors and Directors with specific titles)

Article 23. One or more Representative Directors shall be appointed by resolution of the Board of Directors.

2. The Board of Directors may, by its resolution, appoint one Chairman of the Board, one President and one or more Executive Vice Presidents, Senior Managing Directors and Managing Directors.

(Convocation)

Article 24. Notice for convening a meeting of the Board of Directors shall be dispatched to each Director and each Corporate Auditor no later than three days prior to the date of the meeting, except that such period may be shortened in case of urgent necessity.

(Resolutions)

Article 25. Resolutions of the Board of Directors shall be adopted at its meeting at which more than one-half in number of Directors shall be present, by a majority of the Directors so present.

2. Notwithstanding the provision of the preceding paragraph, with respect to matters to be resolved by the Board of Directors, if and when all of the Directors express their approval of a certain matter in writing or by electronic means, it shall be deemed as a valid resolution of the Board of Directors to approve such a matter. Provided, however, that this provision shall not apply when any Corporate Auditor raises an objection thereto.

(Regulations of the Board of Directors)

Article 26. Matters relating to the Board of Directors shall be governed by the Regulations of the Board of Directors established by the Board of Directors.

(Agreement with outside Directors to limit liability)

Article 27. In accordance with the provisions of Article 427, paragraph 1 of the Corporation Law, the Company may enter into an agreement with outside Directors to limit their liability provided for in Article 423, paragraph 1 of the Corporation Law. Provided, however, that the limitation of liability under such agreement shall be the higher of either the amount previously determined, which shall not be less than 10 million yen or the amount provided by laws and ordinances.

Chapter V. Corporate Auditors and Board of Corporate Auditors

(Number of Corporate Auditors)

Article 28. The Company shall have not more than six Corporate Auditors.

(Election)

Article 29. Corporate Auditors shall be elected at a general meeting of shareholders.

2. Resolutions for the election of Corporate Auditors shall be adopted by a majority of the voting rights held by shareholders present at the meeting who represent not less than one-third of the voting rights of the shareholders who are entitled to vote.

(Term of office)

Article 30. The term of office of Corporate Auditors shall expire at the close of the ordinary general meeting of shareholders held in respect of the last business year that ends within four (4) years from their appointment.

(Remuneration, etc.)

Article 31. Remuneration, etc. for the Corporate Auditors shall be determined at a general meeting of shareholders.

(Standing Corporate Auditors)

Article 32. One or more Standing Corporate Auditors shall be appointed by resolution of the Board of Corporate Auditors.

(Convocation)

Article 33. Notice for convening a meeting of the Board of Corporate Auditors shall be dispatched to each Corporate Auditor no later than three days prior to the date of the meeting, except that such period may be shortened in case of urgent necessity.

(Resolutions)

Article 34. Except as otherwise provided in laws or ordinances, resolutions of the Board of Corporate Auditors shall be adopted at its meeting by a majority of the Corporate Auditors.

(Regulations of the Board of Corporate Auditors)

Article 35. Matters relating to the Board of Corporate Auditors shall be governed by the Regulations of the Board of Corporate Auditors established by the Board of Corporate Auditors.

(Agreement with outside Corporate Auditors to limit liability)

Article 36. In accordance with the provisions of Article 427, paragraph 1 of the Corporation Law, the Company may enter into an agreement with outside Corporate Auditors to limit their liability provided for in Article 423, paragraph 1 of the Corporation Law. Provided, however, that the limitation of liability under such agreement shall be the higher of either the amount previously determined, which shall not be less than 10 million yen or the amount provided by laws and ordinances.

Chapter VI. Accounts

(Business year)

Article 37. The business year of the Company shall commence on April 1 in each year and end on March 31 in the following year.

(Distribution of surplus)

Article 38. Distribution of surplus shall be made to the shareholders or the registered pledgees on shares appearing in the register of shareholders including those recorded by electronic means, and to the holders of fractional shares appearing in the register of fractional shares, including those recorded by electronic means, as of the close of business on March 31 of each year.

(Interim distribution of surplus)

Article 39. The Company may, by resolution of the Board of Directors, distribute surplus as provided for in Article 454, paragraph 5 of the Corporation Law to the shareholders or the registered pledgees on shares appearing in the register of shareholders, including those recorded by electronic means, and to the holders of fractional shares appearing in the register of fractional shares, including those recorded by electronic means, as of the close of business on September 30 of each year.

(Period of limitations on dividends)

Article 40. In the event that distributed property is cash, if such property remains unclaimed after the expiration of five full years from the date it became due and payable, the Company shall be relieved of the obligation to pay such property.

2. The cash set forth in the preceding paragraph shall bear no interest.

---------

(Amended June 28, 2006)